Exhibit 10.19

Contract Codes: 2010 Shangyin Jiaonan Chengzi No.057

Bank Acceptance Agreement for Commercial Draft

Jiaozuo City Commercial Bank

Bank Acceptance Agreement for Commercial Draft

Applicant (full name): Jiaozuo City Yida Vegetable Oil Co., Ltd.
Acceptor (full name):  Jiaozuo City Commercial Bank Stock Co., Ltd., Jiaonan Branch

Based upon consensus, both parties agree to enter into this Agreement according to relevant national laws and regulations.

Article 1. The Acceptor agrees that it shall accept the commercial drafts listed on the “Bank Acceptance List for Commercial Drafts” with the codes number titled  2010-0615.
Article 2. The Acceptor shall be entitled to reject acceptance of commercial drafts under this Agreement, if the following conditions are not satisfied:

1.	The Applicant shall open a general account at the place of the Acceptor.
2.	The Applicant provides related documents, materials and finishes relevant processes in response to the Acceptor’s requests.
3.
If there are any mortgages and pledges existing under this Agreement, related legal processes of registration and/or insurance have been in accordance with the request of the Acceptor, and such guarantee and insurance shall have a continuing legal effect.  If there is any guaranty existing under this Agreement, a contract of guarantee has come into effect.

Article 3. The Applicant shall submit to the Acceptor the payable amount of the value of the drafts (hereinafter called draft value) in full before the due date of the commercial drafts without any condition. From the due date of the commercial drafts, the Acceptor is entitled to transfer the draft value from the bank account of the Applicant.

Article 4. The processing fee for the acceptance is calculated based upon 0.5‰ of the face value of the commercial drafts. It shall be paid in full by the Applicant at the time the Acceptor agrees to accept the same.

Article 5. The Applicant shall deposit into a margin account designated by the Acceptor for a total amount of 60% of the value the Acceptor agrees to accept as a performance bond for pledge guarantee, the Applicant shall have no right to use such amount before the draft value has been paid off. The Acceptor may apply the performance bond to pay off the unsatisfied portion of the draft value if the Applicant is unable to pay the draft value in full until the due date of the commercial drafts.

Article 6 Commitments of the Applicant
1.	The commercial drafts applied for acceptance shall be based upon business transactions that are both true and legal.
2.
Any disputes between the holder of the drafts(the “Holder”)  and the Applicant shall not constitute a reason for rejecting the performance of the debt under this Agreement, the Applicant shall pay to the acceptor in full the total amount of draft value before the due date.

3.	The Applicant shall submit all true financial statements as well as all account numbers of all account banks in response to the requests of the Acceptor.
4.	The Applicant shall be responsible for paying back the advance made by the Acceptor and overdue penalty interest.
5.
The Applicant shall timely notify the Acceptor in a written form if any of the following happens:  name change, legal representative change, increasing or decreasing registered capital, place of operation change, and changes regards its operation mode and property right type.

6.
The Applicant shall make a notice to the Acceptor in a written form in advance if it adopts any of the following actions: contracting, leasing, shareholding reform, Co-operation, combination, merger, separation, joint venture, assets transfer, applying for suspension, applying for dissolution, applying for bankruptcy as well as other actions that can change the relation of credit and debt under this Agreement or affect the Acceptor’s ability to realize the credit. Unless approved by the Acceptor and repayment obligation has been settled or debt has been paid off in advance, the Applicant cannot engage in the aforementioned activities.

7.
Besides aforementioned activities, if the Applicant has gone through any other situation that may have a substantial adverse effect on its performance of the debt under this Agreement, it shall immediately notify the Acceptor in a written form and provide debt secure measures approved by the Acceptor, such other situation includes: suspending operation, shutdown, cancellation of registration, suspension of business license, legal representative or major responsible person is engaged in illegal activity, be involved in substantial litigation or arbitration, experiencing serious difficulties in operation  and the financial conditions are deteriorating, etc.

8.
The Applicant shall notify the Acceptor in a written form in advance and request permission from the Acceptor with respect to the following events: guaranteeing other person’s debt or mortgage or pledge its major assets to any third party which may affect the Applicant’s ability to repay its debt under this Agreement.

9.	The Applicant and its investors shall not draw out capital in any means, transfer assets or transfer shares without permission to evade debt owed to the Acceptor.
10.
The Applicant shall timely provide with the Acceptor approved security measures if guarantor under this Agreement appears to suspending its operation, shutdown, cancelling its registration, suspending its business license, put into bankruptcy as well as suffering from operating loss, its security ability has been partially or completely lost, or the values of mortgaged property, pledged property and pledged rights has decreased under this Agreement.

11.	The Applicant shall sustain other obligation under laws and regulations

Article 7.  The Rights and Obligations of the Acceptor
1.
When the drafts are due, the Applicant is unable to pay off the draft value, unless laws and regulations provide otherwise that a rejection is allowed, the Acceptor shall pay to the Holder based on the draft without any condition.

2.
The advance to any Holder made by the Acceptor shall be regarded as an overdue loan of the Applicant starting from the date the amount has been paid. Such advance shall be counted into the subject of advance payment, and shall be subject to the overdue interest calculated on 5 out of ten thousands per day of the advance amount, a separate loan agreement is not necessary in this scenario. The Acceptor shall be entitled to transfer directly the draft value and corresponding overdue interest from any account set up by the Applicant.

3.
If the Applicant commits fraud or other substantial changes which may impair the interest of the Acceptor, and where the Applicant violates the obligation under this Agreement, the Acceptor is entitled to request the Applicant submit the draft value in advance or adopt corresponding secure measures.

Article 8. The means of guarantee under this Agreement for the commercial draft acceptance is guaranty , a contract of guaranty shall be entered into separately. If the Maximum Amount Guarantee, the codes for this guarantee contract shall be 2010 Shangyin Jiaonan Baozi No 057.

Article 9. Disputes Resolution
If any disputes happen during the performance of this Agreement, both parties shall resolve based upon consensus, or such measures as indicated in the following no.__1_ shall also be adopted;
1.	Litigation. The jurisdiction shall belong to the People’s Court where the Acceptor resides.
2.	Arbitration. Submit to ____________(arbitration organization) for arbitration according to its rules of arbitration.
During the process of litigation or arbitration, the terms of this Agreement not in dispute shall still be performed accordingly.

Article 10.  Miscellaneous
1.	The Applicant shall be responsible for the fees related to attorney service, insurance, transportation, evaluation, registration, storage, appraisal, notarization.

Article 11. This Agreement shall take effect on the day when both party sign and seal this Agreement

Article 12. This Agreement is in triplicate, each of the Applicant, the Acceptor and the Guarantor shall hold one copy, these copies shall have the same legal effect.

Article 13. reminder
The Acceptor has already requested that the Applicant to understand the meanings and legal effects of various Articles of this Agreement completely and accurately, and in response to the requests of the Applicant, the Acceptor has already given corresponding instructions with respect to the Articles under this Agreement. There is no dispute between the Acceptor and the Applicant with regards to the understandings of various articles of this Agreement.

Applicant (seal)
Legal Representative/Responsible Person
/Authorized Agents
/s/ Hexi Feng
Acceptor(seal)
Responsible Person /Authorized Agents
/s/Ying Hu

Date: 09/27/2010